Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, of our auditors’ report dated April 8, 2021 relating to the consolidated financial statements of Sphere 3D Corp. (the “Company”) for the years ended December 31, 2020 and 2019 (which expresses an unqualified opinion and includes explanatory paragraphs regarding a going concern uncertainty and changes in accounting principles) which report was included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

/s/ SMYTHE LLP

Chartered Professional Accountants
Vancouver, Canada
September 2, 2021